UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report Filed Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported): January 12, 2010

Repros Therapeutics Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-15281	76-0233274
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
2408 Timberloch Place, Suite B-7 The Woodlands, Texas 77380 (Address of principal executive offices and zip code)
(281) 719-3400 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[  ]           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On January 12, 2010, Repros Therapeutics Inc. (the “Company”) received a letter from the Nasdaq Hearings Panel (the “Panel”) stating that the Company’s shares would be transferred from the Nasdaq Global Market to the Nasdaq Capital Market, effective at the open of the trading session on Thursday, January 14, 2010.  The Company’s common stock will continue to trade under the symbol RPRX.

As previously announced, the Company has not been in compliance with Marketplace Rules 5450(a)(1) and 5450(b)(2)(A) and (C), requiring (i) a minimum $1.00 bid price per share, (ii) a minimum $50 million market value of listed securities and (iii) a minimum market value of publicly held shares of $15 million, respectively, for continued inclusion on the Nasdaq Global Market. The Panel’s determination to transfer the Company’s shares to the Nasdaq Capital Market follows the Company’s hearing before the Panel on December 3, 2009.  If the Company cannot demonstrate compliance with all the requirements for continued listing on the Nasdaq Capital Market, including the requirement to maintain a minimum bid price of $1.00 per share and maintain either stockholders’ equity of at least $2.5 million or a market value of listed securities of $35 million, by May 5, 2010, its shares will be subject to immediate delisting.  The Company intends to actively monitor its stock between now and May 5, 2010, and will consider available options to regain compliance with the Nasdaq continued listing requirements.

A copy of the press release announcing the Company’s receipt of the notification from the Nasdaq Stock Market is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit
Number	Description
99.1	Press Release dated January 15, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Repros Therapeutics Inc.

Date: January 19, 2010
	By:	/s/ Joseph S. Podolski
Joseph S. Podolski
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit
Number	Description
99.1	Press Release dated January 15, 2010